Exhibit T3B.13

SIXTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MUZAK HOLDINGS LLC

Dated as of May 6, 2011

SIXTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MUZAK HOLDINGS LLC

THIS SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is entered into and shall be effective as of the 6th day of May, 2011 (the “Effective Date”), by and between MUZAK HOLDINGS LLC a Delaware limited liability company (the “Company”), and the Person executing this Agreement and listed in the Members Schedule (as defined herein).

RECITALS

WHEREAS, pursuant to Sections 2.4 and 9.3(e) of that certain Agreement and Plan of Merger dated as of March 24, 2011 (the “Plan of Merger”) by and among Mood Media Corporation, Mood US Acquisition, LLC (“Merger Sub”), the Company, Silver Point Capital Fund, SP Muzak Inc, and Silver Point Capital, L.P., the Fifth Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 1, 2010 (the “Prior Agreement”) shall be amended and restated in its entirety by this Agreement, as set forth below; and

WHEREAS, the Company and the parties hereto desire that pursuant to Section 18-301(b)(3) of the Delaware Limited Liability Company Act (the “Act”) and the terms of the Plan of Merger, Mood US Acquisition 1, LLC shall be admitted to the Company as the sole Member of the Company as of the Effective Date and the Company shall continue without dissolution.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

A.                                    Definitions. For the purposes of this Agreement, the following capitalized words and terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to any Person, (i) any member of the Immediate Family of such Person; (ii) any trustee or beneficiary of such Person; (iii) any legal representative, successor, or assignee of such Person or any Person referred to in the preceding clauses (i) and (ii); (iv) any trustee for the benefit of such Person or any Person referred to in the preceding clauses (i) through (iii); or (v) any Entity which directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person or any Person referred to in the preceding clauses (i) through (iv), and the term “Affiliated” shall have a correlative meaning.

“Control” means the ability, whether by the direct or indirect ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those Persons exercising governing authority over an Entity. In the case of a limited partnership, the sole general partner, all of the general partners to the extent each has equal management control and authority, or the managing general partner or managing general partners thereof shall be deemed to have control of such partnership and, in the case of a trust, any trustee thereof or any Person having the right to select any such trustee shall be deemed to have control of such trust. The terms “Controls” and “Controlled” shall have correlative meanings.

“Entity” means any general partnership, limited partnership, firm, corporation, limited liability company, unlimited liability company, association, joint venture, venture capital fund, trust, business trust, trustee, heir, executor, administrator, legal personal representative, estate, group, body corporate, unincorporated association or organization, Governmental Entity, cooperative, syndicate or other entity, whether or not having legal status.

“Governmental Entity” means any (i) multinational, national, federal, provincial, territorial, state, regional, municipal, local or other governmental or public department, central bank, court, arbitral body, commission, commissioner, tribunal, board, bureau, agency, instrumentality, or stock exchange, domestic or foreign, (ii) any subdivision, agent, commission, board or authority of any of the foregoing, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, or (iv) any self-regulatory agency or organization exercising any regulatory, expropriation or taxing authority.

“Immediate Family” means, with respect to any individual, such individual’s spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law and children-in-law.

“Member” means each Person identified on the Members Schedule as of the Effective Date who has executed this Agreement or a counterpart hereof and each Person who may hereinafter be admitted as a Member in accordance with the terms of this Agreement. The Members shall constitute “members” (as that term is defined in the Act) of the Company.

“Members Schedule” means the schedule of all Members maintained by the Secretary of the Company, which set forth their respective legal names, mailing addresses, capital contributions and the Units held by them (as the same was amended, modified or supplemented from time to time).

“Person” or “person” means any individual or Entity.

B.                                    Formation; Term. The Company was formed upon the filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware on August 28, 1998 and continued its existence without dissolution upon and after the filing of a Certificate of Merger with the Secretary of the State of Delaware on the Effective Date, pursuant to the Act. The term of existence of the Company shall be perpetual unless and until the Company is dissolved in accordance with the Act and this Agreement.

C.                                    Name. The name of the Company is MUZAK HOLDINGS LLC, or such other name or names as the Member may from time to time designate; provided that the name shall always contain the words “Limited Liability Company,” “L.L.C.” or “LLC”, or such other words as may be required by the Act.

D.                                    Principal Place of Business. The principal place of business of the Company shall be 3318 Lakemont Boulevard, Fort Mill, South Carolina 29708. The Company may locate its place or places of business (including its principal place of business) and registered office at any other place or places as the Managers may from time to time deem necessary or advisable.

E.                                     Purpose. The Company is organized for any lawful business purpose or activity which may be conducted by a limited liability company under applicable law.

F.                                      Registered Office and Registered Agent. The Company’s registered office shall be at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, DE 19808, and the name of its registered agent at such address shall be Corporation Service Company.

G.                                    Membership Interests. The Company shall have one class of Membership Interests (the “Membership Interests”), which shall constitute 100% of the limited liability company membership and/or equity interest in the Company. Membership Interests shall not be evidenced by a Certificate of Membership Interest. As of the Effective Date, the percentage of Membership Interest in the Company owned by the Member, who is hereby admitted as the sole Member of the Company, is set forth on Schedule A to this Agreement.

H.                                   Management. Except as otherwise limited by applicable law, all powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Company’s Managers (the “Managers”) each of whom shall have all of the rights, privileges and responsibilities of a “manager” of a limited liability company under the Act. Pursuant to Section 18-401 of the Act, there shall be two Managers of the Company, and they shall be Messrs. James Lanthier and Ben Gujral. The Managers shall hold office until their earlier resignation, death, permanent disability, retirement or until their successor is elected and assumes office. Any Manager may be removed from such position at any time and for any reason by the Member. Any replacement Manager shall be appointed by the Member. The Managers need not be Members of the Company. Except as expressly limited by this Agreement, each of the Managers shall have authority to act for and bind the Company and any person dealing with the Company shall be entitled to rely upon any such Manager’s authority to act without further inquiry. The Managers may appoint officers of the Company and may remove and/or replace officers of the Company at their sole discretion. Except as otherwise determined by the Managers, officers of the Company shall have the same powers as officers of the same title at a Delaware corporation.

I.                                        Officers. The officers of the Company shall be as follows, each of whom shall serve until the earlier of his or her death, permanent disability, resignation, or removal by any Manager, which such removal may be for any reason or no reason:

Steve Richards	President

Dodd Haynes	Vice President, Treasurer and Secretary

Tom Gantert	Vice President

Chris Williams	Vice President

Jeff Finocharo	Vice President

Dee Ward	Vice President

James Lanthier	Vice President

Ben Gujral	Vice President and Assistant Secretary

The Managers may appoint such additional officers who shall have such power and authority as may be specified in a resolution of the Managers. Officers shall serve at the pleasure of the Managers.

J.                                        Distributions. All distributions of cash and other property, in liquidation or otherwise, shall be made by the Company to the Member. Notwithstanding anything to the contrary contained herein, the Company shall not make a distribution to the Member on account of its interest if such distribution would violate the Act or other applicable law. Notwithstanding anything to the contrary contained herein, Members of the Company as of the moment in time immediately prior to the consummation of the merger contemplated by the Plan of Merger shall continue to be obligated to indemnify and/or reimburse the Company, in respect of any withholding of tax in accordance with Section 1446 of the Internal Revenue Code of 1986, as amended, pursuant to the following language of Section 7.3 of the Prior Agreement, which shall remain fully in effect and enforceable: “If the Managers determine that the Company lacks sufficient funds to make Distributions in an aggregate amount that would allow for any such withholding, the Member for whom such withholding is to be made shall make Capital Contributions of cash or immediately available funds in the amount need by the Company after said Distributions have been made to satisfy such withholder liability within (20) days after being so notified by the Company. Should a Member fail to timely make such Capital Contributions, such Member shall be in default and shall indemnify and hold the Company and the other Members harmless for any costs, penalties, payments or damages incurred by the Company or the other Members as a result of such failure, and such Member shall pay the Company interest in respect to any distributions by the Company as a result of such Member failing to timely make the Capital Contributions required at the lower of the Prime Rate plus three percentage points per annum, compounded monthly, or the highest rate of interest allowed by applicable law.” It being understood that (i) the foregoing provision of Section 7.3 of the Prior Agreement has been modified to substitute “Managers” for “Board” where appropriate (but otherwise defined terms shall continue to have the meaning ascribed to them in the Prior Agreement) and to make certain immaterial changes thereto, and (ii) that the credit facility being obtained to facilitate the consummation of the transactions contemplated by the Plan of Merger shall be treated for these purposes as causing the Company to lack sufficient funds to make the

Distributions described therein. Notwithstanding anything to the contrary contained herein, (i) no Membership Interests of the Company or any other equity of the Company is being issued hereby and (ii) in no event shall any Membership Interests of the Company or any other equity of the Company be issued, in the case of such clauses (i) and (ii) in connection with the Capital Contributions of any Member or other Person who was a Member of the Company prior to the Effective Date.

K.                                    Tax Matters. Solely for tax purposes, to the extent permissible by law, as of the Effective Date, the Company shall be disregarded as an entity separate from the Member and all assets and liabilities, and all items of income, loss, deduction, gain or otherwise shall be treated as items of the Member.

L.                                     Indemnification.

1.                                      Indemnitees. To the fullest extent permitted by law, the Company shall indemnify and hold harmless the Member, the Managers and any officer of the Company, and each of their respective officers, directors, observers, employees, stockholders, unitholders, partners (limited and/or general), managers, members, consultants or agents, as applicable (each an “Indemnitee”) from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim and any tax imposed on an Indemnitee in respect of amounts of indemnification received hereunder) of any nature whatsoever, liquidated or unliquidated, that are incurred by any Indemnitee and arise out of or in connection with the affairs of the Company. In furtherance of the foregoing, an Indemnitee shall be entitled to indemnification hereunder unless there has been a final, non-appealable determination by a court of competent jurisdiction that the claim giving rise to such indemnification was caused solely by Indemnitee’s conduct and such conduct constituted willful misconduct or gross negligence. The satisfaction of any indemnification and any holding harmless pursuant to this Article L shall be from and limited to Company assets (including insurance and any agreements pursuant to which the Company, its members, managers, officers or employees are entitled to indemnification), and the Member shall not have any personal liability on account thereof

2.                                      Expenses. Expenses reasonably incurred (including, but not limited to, attorney fees) by an Indemnitee in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof.

3.                                      Rights. The right of any Indemnitee to the indemnification expressly provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled to by contract or as a matter of law or equity and shall extend to such Indemnitee’s successors, assigns and legal representatives. For the avoidance of doubt, the absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of the provisions of this Agreement.

4.                                      Suits and Judgments. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent shall not, by itself, create a presumption that an Indemnitee is not entitled to indemnification under this Agreement.

5.                                      Insurance. The Company may purchase and maintain insurance, on behalf of the Indemnitees and such other persons as the Member shall determine, against any liability that may be asserted against or expenses that may be incurred by such person in connection with the Company’s activities, regardless of whether the Company would have the obligation to indemnify such person against such liability under the provisions of this Agreement.

6.                                      No Rights of Recovery. The Company acknowledges and agrees that neither it nor any of its Affiliates has any right of recovery against, and no personal liability shall attach to, the Member or any of its Affiliates, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

7.                                      Covenant Not to Sue. The Company hereby covenants and agrees, to the fullest extent permitted by law, that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, in the name of or on behalf of any of the Company or any other person, any proceeding or bring any other claim arising under, or in connection with, this Agreement, or any of the transactions contemplated hereby or otherwise relating hereto, against the Indemnitees.

8.                                      Exculpation. Subject to applicable law, no Indemnitee shall be liable, in damages or otherwise, to the Company, the Member or any of the Company’s Affiliates for any act or omission performed or omitted by any of them (including, without limitation, any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation), except for any act or omission with respect to which a court of competent jurisdiction has issued a final, nonappealable judgment that such Indemnitee was grossly negligent or engaged in willful misconduct.

9.                                      Third Party Beneficiaries. The provisions of this Article L are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators, all of whom are third party beneficiaries of this Article L and shall not be deemed to create any rights for the benefit of any other Persons.

M.                                 Limitation on Liability.

1.                                      To the fullest extent permitted by applicable law and the Act (including, without limitation, Section 18-1101(c), (d), and (e) of the Act):

a.                                      notwithstanding any duty otherwise existing at law or in equity, and notwithstanding any other provision of this Agreement, neither the Member, the Officers nor the Managers shall owe any duty (including fiduciary duties) to the Company or any other person that is a party to or is otherwise bound by this Agreement, in connection with any act or failure to act, whether hereunder, thereunder or otherwise; provided, however, that this clause (a) shall not eliminate the implied contractual covenant of good faith and fair dealing, and

b.                                      neither the Member, the Officers nor the Managers shall have any personal liability to the Company or any other person that is a party to or is otherwise bound by this Agreement for monetary damages in connection with any act or failure to act, or breach, whether hereunder, thereunder or otherwise; provided, however, that this clause (b) shall not limit or eliminate liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

2.                                      If any provision of Section M.1 is held to be invalid, illegal or unenforceable, the duties and personal liability of the Member, the Officers or Managers of the Company or any other person that is a party to or is otherwise bound by this Agreement shall be eliminated to the greatest extent permitted under the Act.

3.                                      Subject to applicable law and the terms of this Agreement, no Indemnitee shall be liable, in damages or otherwise, to the Company or any of its Affiliates for any act or omission performed or omitted by any of them (including, without limitation, any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation), except for any act or omission with respect to which a court of competent jurisdiction has issued a final, nonappealable judgment that such Indemnitee was grossly negligent or engaged in willful misconduct.

4.                                      In performing his or her duties, each of the Managers and each of the Officers shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports, or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distribution to the Member might properly be paid) of the following other Persons or groups: (a) one or more Officers or employees of the Company; (b) any attorney, independent accountant, or other Person employed or engaged by the Company or (c) any other Person who has been selected with reasonable care by or on behalf of the Company, in each case as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act. No Member, Manager or Officer of the Company, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member, Manager or an Officer of the Company or any combination of the foregoing.

5.                                      Except as explicitly provided elsewhere herein or in the Act, the Member shall not be liable for any debts, liabilities, contracts or obligations of the Company whatsoever. The Member acknowledges that its capital contributions are subject to the claims of any and all creditors of the Company to the extent provided by the Act and other applicable law.

N.                                    Tail Provisions

Subject to applicable law, the following provisions of this Section N shall only apply to the former Managers, Directors and Officers of the Company (in their respective capacities as such) for a period commencing on the Effective Date and ending six (6) years following the Effective Date, provided that, such period shall be extended solely with respect to any matter which would otherwise be covered under this Section N arising prior to six (6) years following the Effective Date, but remains outstanding at the expiry of such six (6) year period, in which case, such period shall end at the time of resolution of any such matter (“Tail Period”). For the avoidance of doubt, with respect to such former Managers, Directors and Officers of the Company, for the duration of the Tail Period (but not thereafter), to the extent that any provisions of this Section N conflict with or are contrary to any other provision of this Agreement, the terms of this Section N shall govern. Following such Tail Period, the Member and the Company hereby agree and acknowledge that this Agreement shall be automatically amended and restated to delete this Section N in its entirety and the provisions of this Section N shall be invalid. For the avoidance of doubt, this Section N shall not apply (during the Tail Period or anytime thereafter) to any Manager, Director or Officer of the Company who first became such a Manager, Director or Officer of the Company on or after the Effective Date.

1.                                      Fiduciary Duties. The Member and the Company acknowledge and agree that the express terms of this Agreement may modify or in some cases eliminate fiduciary duties of the Managers or Directors that otherwise would arise under applicable law, and the Company and the Member agree that the express terms of this Agreement are intended to be enforced as written even if inconsistent with duties imposed by law. However, except to the extent the express terms of this Agreement modify or eliminate duties imposed by law, the Managers or Directors, in the performance of their duties as such, shall owe to the Member duties of loyalty and due care of the type owed by the directors of a corporation to the stockholders of such corporation under the laws of the State of Delaware (assuming such corporation had in its certificate of incorporation a provision eliminating liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director as provided in Section 102(b)(7) of the Delaware General Corporation Law); provided, however, that any such duty shall extend to the Series A Preferred Members (as defined in the Prior Agreement) solely to the extent that such duty would extend to the holders of preferred stock of such a corporation, if at all. The Officers, in the performance of their duties as such, shall owe to the Company and the Member duties of loyalty and due care of the type owed by the officers of a corporation to the stockholders of such corporation under the laws of the State of Delaware.

2.                                      Performance of Duties; Liability of Managers. Directors and Officers. In performing his or her duties, each of the Managers, Directors and each of the Officers shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports, or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following other Persons or groups: (a) one or more Officers or employees of the Company; (b) any attorney, independent accountant, or other Person employed or engaged by the Company or (c) any other Person who has been selected with reasonable care by or on behalf of the Company, in each case as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act. No Manager, Director or Officer of the Company, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager, Director or an Officer of the Company or any combination of the foregoing.

3.                                      Exculpation; Indemnification. The Managers, Directors and Officers shall not be liable, responsible or accountable for damages or otherwise to the Company, or to the Member; and, to the fullest extent allowed by law, each Manager, Director and each Officer shall be indemnified and held harmless by the Company, including advancement of reasonable attorneys’ fees and other expenses, but only to the extent that the Company’s assets are sufficient therefor, from and against all claims, liabilities, and expenses arising out of any management of Company affairs; provided, that (a) such Manager’s, Director’s or Officer’s course of conduct was pursued in good faith and believed by him to be in the best interests of the Company and was reasonably believed by him to be within the scope of authority conferred on such Manager, Director or Officer pursuant to this Agreement, and (b) such course of conduct did not constitute gross negligence or willful misconduct on the part of such Manager, Director or Officer, as the case may be, and otherwise was in accordance with the terms of this Agreement. The rights of indemnification provided in this Section N.3 are intended to provide indemnification of the Managers, Directors and the Officers to the fullest extent permitted by Delaware General Corporation Law regarding a corporation’s indemnification of its directors and officers and will be in addition to any rights to which the Managers, Directors or Officers may otherwise be entitled by contract or as a matter of law and shall extend to their respective heirs, personal representatives and assigns. The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Section N.3. Each Manager’s, Director’s and each Officer’s right to indemnification pursuant to this Section N.3 may be conditioned upon the delivery by such Manager, Director or such Officer of a written undertaking to repay such amount if such individual is determined pursuant to this Section N.3 or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation. Notwithstanding anything to the contrary herein, any Manager, Director or Officer who has only served in such capacity prior to the consummation of the merger contemplated by the Plan of Merger (and is not serving in any such capacity from and after the Effective Date) shall only be entitled to the exculpation, indemnity and advancement or reimbursement of fees and expenses provided in this Section N with respect to acts or conducts by such person prior to such consummation.

4.                                      Managers’, Directors’ and Officers’ Insurance. The Company shall have purchased as of the Effective Date, and maintain through the Tail Period, at its expense, a run-off extension of the directors’ and officers’ liability insurance to the extent required by Section 7.14(b) of the Plan of Merger.

O.                                    Third Party Beneficiaries. Notwithstanding Section L.9 it is understood and agreed among the parties that this Agreement is solely for the benefit of the parties hereto, and no other Person, other than the Indemnitees (and, for the Tail Period only, but not thereafter, each former Manager, Director and Officer of the Company in their respective capacity as such, but solely with respect to Section N hereof), shall be a third party beneficiary hereto. No statement, representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto with respect to the subject matter hereof. Notwithstanding anything to the contrary herein, each of the Indemnitees shall be a third party beneficiary of this Agreement and shall be entitled to enforce the indemnification and exculpation provisions hereof as if they were a party hereto.

P.                                      Amendments. The Member may amend and/or restate this Agreement at any time and from time to time. This Agreement hereby amends and restates the Prior Agreement in its entirety.

Q.                                    Governing Law; Severability. This Agreement shall be construed in accordance with the laws of the State of Delaware without regard to any conflicts of law. If it is determined by a court of competent jurisdiction that any provision of this Agreement is prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth hereinabove.

SOLE MEMBER

MOOD US ACQUISITION1, LLC

By:
Name:	James Lanthier
Title:	President

THE COMPANY

MUZAK HOLDINGS LLC

By:
Name:	James Lanthier
Title:	Manager

SCHEDULE A

Name of Member	Percentage Membership Interest
Mood US Acquisition1, LLC	100%